Gold Banc Receives Final Restitution From Former CEO and Cashier;

 To Sell CompuNet Engineering; Completes Sale of Two Rural Banks;

         Grants Performance Restricted Stock To Top Execs

Leawood, Kansas (December 8, 2003) - Gold Banc (NASDAQ: GLDB) today announced that its subsidiary, Gold Bank-Kansas, has received $1.2 million as final restitution from former Chairman and CEO, Michael W. Gullion. This amount together with an earlier payment from Gullion of $2.253 million brings the total restitution paid to Gold Bank-Kansas by Gullion to $3.453 million. Gold Bank-Kansas has also received $25,000 in restitution from former Cashier Steven Rector. The current payments totaling $1.225 million will be recorded as income in the fourth quarter of 2003.

"We are very pleased to obtain this recovery for Gold Bank and the shareholders of Gold Banc Corporation, Inc.," said Mick Aslin, the President and CEO of Gold Banc. "We previously stated that we would pursue Gullion and Rector aggressively for restitution and we have. The restitution to Gold Bank is now completed. We can now focus our energies on building a stronger more successful banking and wealth management franchise in each of our metropolitan markets of greater Kansas City, Tulsa, Oklahoma City, Tampa, Sarasota and Bradenton," said Aslin.

Agreement in Principle to Sell CompuNet

In an unrelated transaction, Gold Banc has reached an agreement in principle and signed a Letter of Understanding for the sale of its technology subsidiary, CompuNet Engineering, to Computer Source, Inc. A definitive agreement is expected to be executed and the transaction closed before year-end. Gold Banc will write off approximately $2.75 million of good will in the fourth quarter as a result of the sale.

Aslin said, "CompuNet Engineering was important to Gold Bane as we built our technology and communications infrastructure. It is, however, not core to our future business. CompuNet's customers and employees will be better served under new ownership. Had CompuNet continued as a subsidiary of Gold Banc the revenue and value of CompuNet would have been further reduced to comply with the current interpretation of the regulations of the Federal Reserve."

Net Gain From Completed Sale of Two Rural Oklahoma Branches

Gold Banc also announced that the previously reported sale of two rural Oklahoma branches located in Hobart and Lone Wolf, Oklahoma has been completed. This sale resulted in a gain of approximately $2.6 million, which will be recorded in the fourth quarter 2003.

Top Executives Granted Performance Contingent Restricted Stock

Performance contingent restricted stock grants were made to Aslin and Rick Tremblay CEO, under the company's existing equity compensation plan. The stock grants are in recognition of the top executives' dedicated efforts following the termination of the former CEO and as incentive to further improve Gold Banc's financial performance and stock price. Expense of approximately $1.6 million

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associated with the earned grants will be recorded during the fourth quarter
2003.

Fourth Quarter Earnings To Be Affected

The final restitution paid by Gullion and Rector, sale of the two Oklahoma Branches, write off of the CompuNet goodwill and expense associated with the performance contingent restricted stock grants, are expected to negatively impact Gold Banc's fourth quarter earnings by approximately $0.6 million net before tax.

About Gold Banc

Gold Banc Corporation, Inc. is a financial holding company headquartered in Leawood, Kansas with over $4.2 billion in assets. Gold Banc provides banking and wealth management services in Kansas, Missouri, Oklahoma, and Florida through 50 banking locations. Gold Banc is traded on NASDAQ under the symbol GLDB.

Forward-Looking Statements

This release contains information and "forward-looking statements" which relate to matters that are not historical facts and which are usually preceded by the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "except," "target" and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, but not limited to, those described in the periodic reports we file under the Securities

Exchange Act of 1934 under the captions "Forward-Looking Statements" and "Factors That May Affect Future Results of Operations, Financial Condition or Business." Because of these and other uncertainties, our actual results may be materially different from that indicated by these forward-looking statements. You should not place undue reliance on any forward-looking statements. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws.